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                                                                   EXHIBIT 2.5

                           MANAGEMENT CONSULTING AGREEMENT

    THIS MANAGEMENT CONSULTING AGREEMENT ("AGREEMENT") is executed as of December 31, 1996, by and between OSP Publishing, Inc., a Delaware corporation ("OSP") and Stanley DeSantis, Inc., a California corporation ("COMPANY").

    1. GENERAL. The Company has heretofore retained the services of OSP and OSP has provided and will continue to provide services to the Company upon the terms and conditions hereinafter set forth. This Agreement memorializes the terms heretofore agreed upon between OSP and Company and confirms the existing relationship of the parties.

    2. CONSULTING SERVICES. OSP has made, and will continue to make, at its sole and absolute discretion, its services available to Company in a manner consistent with its past business practices including but not limited to advise to Company regarding all aspects of Company's business including merchandising, sales, financial and general business administration matters, marketing and customer relations. The Company hereby acknowledges that the services heretofore performed by OSP have been adequate and performed to the satisfaction of Company. The services rendered by OSP shall be at times and places agreeable to OSP in its sole and absolute discretion.

    3. FEES. The Company shall pay upon execution a fee to OSP for all of the consulting services to be rendered by OSP for the benefit of Company in the amount of Seven Hundred Seventy-Five Thousand Dollars ($775,000.00).

    4. TERM. This Agreement shall terminate on December 31, 1997, and may not be terminated by any of the parties prior thereto. The parties acknowledge that there would be

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substantial damages should there be an attempt to earlier terminate this
Agreement and agree not to do so.

    5. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall not be modified except in writing.

    6. SEVERABILITY. If, at any time, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect, but the illegality or unenforceability of such provision shall have no effect and shall not impair the enforceability of any other provision of this Agreement.

    7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

    8. PAROL EVIDENCE. The parties agree that parol evidence is admissible should there be any dispute with respect to their rights hereunder.

                                  "OSP"
                                  OSP PUBLISHING, INC., a
                                  Delaware Corporation


                                  By: /s/ MICHAEL S. MALM
                                     --------------------
                                     Michael A. Malm, President


                                  "COMPANY"
                                  STANLEY DeSANTIS, INC., a California
                                  Corporation

                                  By: /s/ STANLEY DESANTIS
                                      --------------------
                                      Stanley DeSantis, President

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